April 2016 Amendment No. 1 dated April 1, 2016 relating to Preliminary Terms No. 350 dated March 30, 2016 Registration Statement No. 333-190038 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due November 5, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”) will pay no interest and provide a minimum payment at maturity of only 10% of the stated principal amount. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier, subject to the maximum payment at maturity. If the final underlier value is less than the initial underlier value but not by more than the buffer amount, at maturity investors will receive the stated principal amount of their investment. However, if the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk some of their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features, which, in each case, apply to a limited range of performance of the underlier. The Buffered PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the Buffered PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Buffered PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus addendum.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset:	EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Initial issue price:	$10 per Buffered PLUS (see “Commissions and initial issue price” below)
Pricing date†:	April 15, 2016
Original issue date†:	April 20, 2016
Valuation date†:	October 31, 2018, subject to postponement
Maturity date†:	November 5, 2018, subject to postponement
Interest:	None
Payment at maturity (per Buffered PLUS):

•    If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

•    If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 10%:

$10

•    If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%:

($10 × underlier performance factor) + $1.00

This amount will be less than the stated principal amount of $10, but will be at least $1.00.

Investors may lose up to 90% of their initial investment in the Buffered PLUS. Any payment on the Buffered PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	By acquiring the Buffered PLUS, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Maximum payment at maturity:	At least $13.685 per Buffered PLUS (at least 136.85% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Leveraged upside payment:	$10 × leverage factor × underlier return
Leverage factor:	200%
Buffer amount:	10%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per Buffered PLUS	$10	$10	$0.25(2) $0.05(3)	$9.70
Total	$	$	$	$

(1)	Our estimated value of the Buffered PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.450 and $9.650 per Buffered PLUS. The estimated value is expected to be less than the initial issue price of the Buffered PLUS. See “Additional Information Regarding Our Estimated Value of the Buffered PLUS” on page 3 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.25 for each Buffered PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Buffered PLUS and hold such Buffered PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the Buffered PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of Buffered PLUS available for secondary trading and, therefore, could adversely affect the price of the Buffered PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the Buffered PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 11 of this document, on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum. You should read this document together with the related prospectus, prospectus supplement, prospectus addendum and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The Buffered PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Prospectus Addendum dated February 3, 2015	Index Supplement dated July 19, 2013

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due November 5, 2018

Performance Leveraged Upside Securities

Principal at Risk Securities

Terms continued from previous page:
Initial underlier value:	, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Closing level:	On any scheduled trading day, the closing level of the underlier as published with respect to the regular weekday close of trading on that scheduled trading day as displayed on the Bloomberg Professional® service (“Bloomberg”) page as set forth under “Reference asset” above or any successor page on Bloomberg or any successor service, as applicable. In certain circumstances, the closing level will be based on the alternate calculation of the underlier described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.
CUSIP / ISIN:	06744K616 / US06744K6165
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
†	Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the Buffered PLUS remains the same. In addition, the maturity date and valuation date are subject to postponement. See “Additional Information about the Buffered PLUS—Additional provisions—Postponement of maturity date,” “Additional Information about the Buffered PLUS—Additional provisions—Postponement of valuation date” and “Additional Information about the Buffered PLUS—Additional provisions—Market disruption events and adjustments.”
Barclays Capital Inc.

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Performance Leveraged Upside Securities

Principal at Risk Securities

Additional Terms of the Buffered PLUS

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015, the index supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You should read this document together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which the Buffered PLUS are a part. This document, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Prospectus addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Index supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Buffered PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the Buffered PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Buffered PLUS on the pricing date is expected to be less than the initial issue price of the Buffered PLUS. The difference between the initial issue price of the Buffered PLUS and our estimated value of the Buffered PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost that we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs that we may incur in connection with the Buffered PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the Buffered PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Buffered PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Buffered PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we

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Performance Leveraged Upside Securities

Principal at Risk Securities

provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the Buffered PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS that we will no longer expect to incur over the term of the Buffered PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Buffered PLUS and any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 11 of this document.

You may revoke your offer to purchase the Buffered PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their pricing date. In the event of any changes to the terms of the Buffered PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Buffered PLUS, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Buffered PLUS, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Buffered PLUS. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Buffered PLUS or receive a different security, which may be worth significantly less than the Buffered PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Buffered PLUS.

By your acquisition of the Buffered PLUS, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

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Performance Leveraged Upside Securities

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Value of the EURO STOXX 50® Index due November 5, 2018 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlier that enhances returns for a certain range of positive performance of the underlier

▪	To enhance returns and potentially outperform the underlier in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlier as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlier

If the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount.

Maturity:	Approximately 30.5 months
Leverage factor:	200%
Maximum payment at maturity:	At least $13.685 per Buffered PLUS (at least 136.85% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.
Interest:	None

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Performance Leveraged Upside Securities

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged exposure to any positive performance of the underlier, subject to a maximum payment at maturity of at least $13.685 per Buffered PLUS (at least 136.85% of the stated principal amount), while providing limited protection against negative performance of the underlier. The actual maximum payment at maturity will be determined on the pricing date. In exchange for enhanced performance of 200% of any appreciation of the underlier, investors forgo performance above the maximum payment at maturity. If the final underlier value is greater than the initial underlier value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlier at maturity, subject to the maximum payment at maturity. If the final underlier value is less than the initial underlier value but not by more than the buffer amount, at maturity investors will receive the stated principal amount of their investment. However, if the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline beyond the buffer amount. Investors may lose up to 90% of their initial investment in the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlier relative to a direct investment in the underlier.
Upside Scenario	The final underlier value is greater than the initial underlier value. In this case, at maturity, the Buffered PLUS pay the stated principal amount of $10 plus 200% of the underlier return, subject to the maximum payment at maturity of at least $13.685 per Buffered PLUS (at least 136.85% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Par Scenario	The final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount. In this case, at maturity, the Buffered PLUS pay the stated principal amount of $10 per Buffered PLUS even though the value of the underlier has declined.
Downside Scenario	The final underlier value is less than the initial underlier value by more than the buffer amount. In this case, at maturity, the Buffered PLUS pay less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final underlier value from the initial underlier value beyond the buffer amount of 10%. For example, if the final underlier value is equal to 50% of the initial underlier value, the Buffered PLUS will pay $6.00 per Buffered PLUS, or 60% of the stated principal amount, for a loss of 40% of the stated principal amount. The minimum payment at maturity is $1.00 per Buffered PLUS.

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Performance Leveraged Upside Securities

Principal at Risk Securities

Selected Purchase Considerations

The Buffered PLUS are not suitable for all investors. The Buffered PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing to accept the risk that, if the final underlier value is less than the initial underlier value by more than the buffer amount, you will lose some, and may lose up to 90%, of the stated principal amount of the Buffered PLUS.

▪	You understand and accept that any potential return on the Buffered PLUS is limited by the maximum payment at maturity.

▪	You are willing to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underlier, nor will you have any voting rights with respect to the issuers of the securities composing the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Buffered PLUS to maturity.

▪	You are willing to assume our credit risk for all payments on the Buffered PLUS.

▪	You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Buffered PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, and you are unwilling to accept the risk that, if the final underlier value is less than the initial underlier value by more than the buffer amount, you will lose some, and may lose up to 90%, of the stated principal amount of the Buffered PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underlier.

▪	You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Buffered PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the Buffered PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Buffered PLUS. You should reach a decision whether to invest in the Buffered PLUS after carefully considering, with your advisors, the suitability of the Buffered PLUS in light of your investment objectives and the specific information set forth in this preliminary pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Buffered PLUS for investment.

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Performance Leveraged Upside Securities

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Hypothetical maximum payment at maturity:	$13.685 per Buffered PLUS (136.85% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

The Underlier
The Buffered PLUS
Payment at Maturity on the Buffered PLUS
$18
$17
$16
$15
$14
$13
$12
$11
$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
Buffer Zone
$10 Stated Principal Amount
PLUS Zone
$13.685 Hypothetical Maximum Payment at Maturity
$1.00 Minimum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
-10%
18.425%
Underlier Return

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the hypothetical terms of the Buffered PLUS, investors will realize the maximum payment at maturity at a final underlier value of 118.425% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 6% return, or $10.60 per Buffered PLUS.

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Performance Leveraged Upside Securities

Principal at Risk Securities

▪	If the underlier appreciates by 50%, investors would receive only the hypothetical maximum payment at maturity of $13.685 per Buffered PLUS, or 136.85% of the stated principal amount.

▪	Par Scenario. If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 10%, at maturity investors will receive the stated principal amount of $10 per Buffered PLUS.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive the $10 stated principal amount per Buffered PLUS.

▪	Downside Scenario. If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier beyond the buffer amount. Investors may lose up to 90% of their initial investment in the Buffered PLUS.

▪	For example, if the underlier depreciates 50%, investors would lose 40% of their principal and receive only $6.00 per Buffered PLUS at maturity, or 60% of the stated principal amount.

What Is the Total Return on the Buffered PLUS at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the Buffered PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00 and a hypothetical maximum payment at maturity of $13.685 per Buffered PLUS (136.85% of the stated principal amount) and reflect the leverage factor of 200% and the buffer amount of 10%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “EURO STOXX 50® Index Overview” below for recent actual values of the underlier. The actual initial underlier value and maximum payment at maturity will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Buffered PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Buffered PLUS.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Payment at Maturity	Total Return on Buffered PLUS
150.00	50.000%	N/A	$13.685	36.85%
140.00	40.000%	N/A	$13.685	36.85%
130.00	30.000%	N/A	$13.685	36.85%
120.00	20.000%	N/A	$13.685	36.85%
118.43	18.425%	N/A	$13.685	36.85%
110.00	10.000%	N/A	$12.000	20.00%
105.00	5.000%	N/A	$11.000	10.00%
102.50	2.500%	N/A	$10.500	5.00%
101.00	1.000%	N/A	$10.200	2.00%
100.00	0.000%	N/A	$10.000	0.00%
95.00	-5.000%	95.00%	$10.000	0.00%
90.00	-10.000%	90.00%	$10.000	0.00%
89.00	-11.000%	89.00%	$9.900	-1.00%
80.00	-20.000%	80.00%	$9.000	-10.00%
70.00	-30.000%	70.00%	$8.000	-20.00%
60.00	-40.000%	60.00%	$7.000	-30.00%
50.00	-50.000%	50.00%	$6.000	-40.00%
40.00	-60.000%	40.00%	$5.000	-50.00%
30.00	-70.000%	30.00%	$4.000	-60.00%
20.00	-80.000%	20.00%	$3.000	-70.00%
10.00	-90.000%	10.00%	$2.000	-80.00%
0.00	-100.000%	0.00%	$1.000	-90.00%

April 2016	Page 9

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due November 5, 2018

Performance Leveraged Upside Securities

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $13.685

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (150.00 – 100.00) / 100.00 = 50.000%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 200% × 50.000%) = $10.000

Because $10 plus the leveraged upside payment of $10.000 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $13.685 per Buffered PLUS, representing a 36.85% total return on the Buffered PLUS.

Example 2: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 102.50.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × underlier return) and (b) $13.685

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (102.50 – 100.00) / 100.00 = 2.500%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × underlier return = ($10 × 200% × 2.500%) = $0.500

Because $10 plus the leveraged upside payment of $0.500 is less than the maximum payment at maturity, the payment at maturity is equal to $10.500 per Buffered PLUS, representing a 5.00% total return on the Buffered PLUS.

Example 3: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 95.00.

Because the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 10%, the payment at maturity is equal to the stated principal amount of $10.000 per Buffered PLUS.

The total return on the Buffered PLUS is 0.00%.

Example 4: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, the payment at maturity is equal to $6.000 per Buffered PLUS, calculated as follows:

($10 × underlier performance factor) + $1.00

= [$10 × (final underlier value / initial underlier value)] + $1.00

= [$10 × (50.00 / 100.00)] + $1.00 = $6.000

The total return on the Buffered PLUS is -40.00%.

April 2016	Page 10

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due November 5, 2018

Performance Leveraged Upside Securities

Principal at Risk Securities

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. Investing in the Buffered PLUS is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

o	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

o	“Risk Factors—Under the terms of the notes, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” (in the accompanying prospectus addendum).

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the final underlier value from the initial underlier value beyond the buffer amount. You may lose up to 90% of your initial investment in the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of at least $13.685 per Buffered PLUS (at least 136.85% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 200% exposure to any increase in the final underlier value as compared to the initial underlier value, because the payment at maturity will be limited to at least 136.85% of the stated principal amount for the Buffered PLUS, any increase in the final underlier value as compared to the initial underlier value by more than 18.425% (in the case where the maximum payment at maturity is 136.85% of the stated principal amount) of the initial underlier value will not further increase the return on the Buffered PLUS.

▪	Credit of issuer. The Buffered PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Buffered PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts

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Performance Leveraged Upside Securities

Principal at Risk Securities

payable on the Buffered PLUS, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Buffered PLUS, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Buffered PLUS. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Buffered PLUS or receive a different security, which may be worth significantly less than the Buffered PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Buffered PLUS.

By your acquisition of the Buffered PLUS, you acknowledge, agree to be bound by and consent to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Buffered PLUS will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Buffered PLUS. Accordingly, your rights as a holder of the Buffered PLUS are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this document and the risk factors in the accompanying prospectus addendum for more information.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlier. Investing in the Buffered PLUS is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the Buffered PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the Buffered PLUS. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Buffered PLUS to maturity.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and hedging our obligations under the Buffered PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The calculation agent will determine the initial underlier value and the final underlier value and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final underlier value in the event of a discontinuance of the underlier, may adversely affect the payment to you at maturity.

▪	The payment at maturity on the Buffered PLUS is not based on the value of the underlier at any time other than the valuation date. The payment at maturity is not based on the value of the underlier at any time other than on the valuation date and will be based solely on the final underlier value as compared to the initial underlier value. Therefore, the payment at maturity, if any, that you will receive for your Buffered PLUS may be significantly less than if the payment at maturity were linked to the value of the underlier at any time other than the valuation date.

▪	The Buffered PLUS do not provide direct exposure to fluctuations in foreign exchange rates. The value of the Buffered PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities composing the underlier are denominated, although any currency fluctuations could affect the performance of the underlier. Therefore, if any applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Buffered PLUS, you will not receive any additional payment or incur any reduction in your payment at maturity.

▪	There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of non-U.S. equity securities. The equity securities composing the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Buffered PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules

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Performance Leveraged Upside Securities

Principal at Risk Securities

different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	Adjustments to the underlier could adversely affect the value of the Buffered PLUS. The underlier publisher may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the Buffered PLUS more than any other single factor, other factors that may influence the value of the Buffered PLUS include:

o	the value and volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the Buffered PLUS mature;

o	supply and demand for the Buffered PLUS;

o	exchange rates of the U.S. dollar relative to the currencies in which the securities composing the underlier trade;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “EURO STOXX 50® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The estimated value of your Buffered PLUS is expected to be lower than the initial issue price of your Buffered PLUS. The estimated value of your Buffered PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Buffered PLUS. The difference between the initial issue price of your Buffered PLUS and the estimated value of the Buffered PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, the estimated cost that we may incur in hedging our obligations under the Buffered PLUS, and estimated development and other costs that we may incur in connection with the Buffered PLUS.

▪	The estimated value of your Buffered PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your Buffered PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Buffered PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Buffered PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Buffered PLUS in the secondary market. As a result, the secondary market price of

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Performance Leveraged Upside Securities

Principal at Risk Securities

your Buffered PLUS may be materially different from the estimated value of the Buffered PLUS determined by reference to our internal pricing models.

▪	The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Buffered PLUS and may be lower than the estimated value of your Buffered PLUS. The estimated value of the Buffered PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Buffered PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Buffered PLUS. Further, as secondary market prices of your Buffered PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Buffered PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Buffered PLUS, secondary market prices of your Buffered PLUS will likely be lower than the initial issue price of your Buffered PLUS. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the Buffered PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Buffered PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Buffered PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Buffered PLUS on the pricing date, as well as the secondary market value of the Buffered PLUS, for a temporary period after the initial issue date of the Buffered PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Buffered PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Buffered PLUS.

▪	We and our affiliates may engage in various activities or make determinations that could materially affect your Buffered PLUS in various ways and create conflicts of interest. We and our affiliates establish the offering price of the Buffered PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Buffered PLUS, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Buffered PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Buffered PLUS and such compensation or financial benefit may serve as an incentive to sell these Buffered PLUS instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Buffered PLUS. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Buffered PLUS. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Buffered PLUS. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Buffered PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Buffered PLUS into account in conducting these activities.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the tax consequences of the ownership and disposition of the Buffered PLUS could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2016	Page 14

Buffered PLUS Based on the Value of the EURO STOXX 50® Index due November 5, 2018

Performance Leveraged Upside Securities

Principal at Risk Securities

EURO STOXX 50® Index Overview

The underlier is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The underlier provides a blue-chip representation of supersector leaders in the Eurozone. The underlier represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Publication of the underlier was introduced on February 26, 1998, with a base value of 1,000 as of December 31, 1991. The information on the underlier provided in this document should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Information about the underlier as of market close on March 31, 2016:

Bloomberg Ticker Symbol:	SX5E	52 Week High:	3,828.78
Current Closing Level:	3,004.93	52 Week Low:	2,680.35
52 Weeks Ago (4/1/2015):	3,714.89

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 3, 2011 through March 31, 2016. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on March 31, 2016 was 3,004.93. We obtained the closing levels below from Bloomberg, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the Buffered PLUS, including on the valuation date. We cannot give you assurance that the performance of the underlier will result in the return of any of your initial investment.

EURO STOXX 50® Index	High	Low	Period End
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52

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Performance Leveraged Upside Securities

Principal at Risk Securities

EURO STOXX 50® Index	High	Low	Period End
2016
First Quarter	3,178.01	2,680.35	3,004.93

Underlier Historical Performance— January 3, 2011 to March 31, 2016

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Performance Leveraged Upside Securities

Principal at Risk Securities

Additional Information about the Buffered PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event on the valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.
Postponement of valuation date:	The valuation date may be postponed due to the occurrence or continuance of a market disruption event on such date.
 See “Market disruption events and adjustments” below.
Notwithstanding anything to the contrary in the accompanying prospectus supplement, the valuation date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.
Market disruption events and adjustments:

The calculation agent may adjust any variable described in this document, including but not limited to the maturity date, the valuation date, the initial underlier value and the final underlier value (and any combination thereof) as described in the following sections of the accompanying prospectus supplement:

•     For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•     For a description of further adjustments that may affect the underlier, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices.”

Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Tax considerations:

You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Buffered PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Buffered PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, gain or loss on your Buffered PLUS should be treated as long-term capital gain or loss if you hold your Buffered PLUS for more than a year, whether or not you are an initial purchaser of Buffered PLUS at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Buffered PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

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Buffered PLUS Based on the Value of the EURO STOXX 50® Index due November 5, 2018

Performance Leveraged Upside Securities

Principal at Risk Securities

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the Buffered PLUS or any amounts payable on your Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-114 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.25 for each Buffered PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each Buffered PLUS.

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